EX-20.5

MEMORANDUM OF UNDERSTANDING

    MEMORANDUM OF UNDERSTANDING dated as of the 5th day of January, 1998 between TREATS CANADA CORPORATION a corporation incorporated under the laws of Ontario ("LICENSOR") and EMC GROUP, INC. ('LICENSEE') a Florida Corporation.

    WHEREAS the parties hereto have entered into a NATIONAL MARKETING AGREEMENT dated December 1, 1997 between Treats Canada Corporation as Licensor and EMC Group, Inc. as Licensee ("National Marketing Agreement") in respect of the establishment of TREATS Stores in the United States. The purpose of this Memorandum of Understanding is to set forth certain clarifications of the National Marketing Agreement.

    Accordingly, in consideration of the premises and the mutual covenants set forth herein, the parties hereto agree that notwithstanding anything to the contrary contained in the National Marketing Agreement, so long as the LICENSEE is not in material default of any of the provisions of the National Marketing Agreement, the Licensee shall have a first right of refusal to obtain the National Marketing rights for the United Kingdom on terms and conditions that the Licensor is prepared to accept from any other bona fide third party. The Licensor shall give the Licensee Notice that it has received a bona fide offer from a third party to purchase the National Marketing rights for the United Kingdom upon terms and conditions the Licensor is willing to accept and the Licensee shall have ten (10) business days from the receipt of such Notice to exercise this right of refusal contained herein, failing which this first right of refusal shall be null and void and of no further effect.

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Understanding as of the date set forth above.

                                             TREATS CANADA CORPORATION

/s/   Carmen Savary                          Per:  /s/  Paul J. Gibson
Carmen Savary                                PAULJ. GIBSON,
Witness                                      PRESIDENT AND CHIEF EXECUTIVE
                                             OFFICER


                                              EMC GROUP, INC.

  /s/  Waltraut Stoltenberg                   Per:    /s/ Erhard Sommer
Waltraut Stoltenberg                          ERHARD SOMMER,
Witness                                       PRESIDENT